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                                                                    EXHIBIT 99.2

                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
                                                      130 CHESHIRE LANE
[LAKES ENTERTAINMENT, INC. LOGO]                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (FAX)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Tuesday, May 4, 2004


              LAKES ENTERTAINMENT INTRODUCES NEW CASINO GAME BASED
                       ON WORLD POKER TOUR TELEVISION SHOW


        WORLD POKER TOUR ALL-IN HOLD `EM(R) CAPITALIZES ON WPT POPULARITY

MINNEAPOLIS, MN (MAY 4, 2004) -- If casino managers are looking for a great new way to capitalize on the increased visibility of poker inspired in part by the World Poker Tour television series currently shown on the Travel Channel, they need look no farther than the dynamic new table game WORLD POKER TOUR ALL-IN HOLD `EM(R) coming to casinos soon.

Introduced by Lakes Entertainment, Inc. through a license agreement with World Poker Tour, LLC, WPT ALL-IN HOLD `EM will allow poker fans to experience the same kind of excitement and drama that they have been accustomed to seeing on their television sets. Players can strategize their betting and experience the rush of making an "all-in" raise or bluffing for a big win.

What makes WPT ALL-IN HOLD `EM distinctive is that, unlike the traditional Texas Hold `Em poker played on the Tour, players don't bet against their fellow players--they bet against the dealer only! The table is specially designed to showcase a new derivation of Texas Hold `Em, which is easy to learn, easy to play, and provides plenty of action.

In WPT ALL-IN HOLD `EM each player is required to bet the blind ante on every hand. That's the ticket into the game. Then the player has other betting options, including an optional bonus bet on the hole cards. For example, two red aces pays 50 to 1, while a pair of deuces pays 2 to 1.

Once he or she has seen the hole cards, a player can fold, raise the blind ante by betting five times or even ten times the ante bet (placed in two easily visible marked circles in front of each player.) Then the action turns to the dealer, who will fold and pay off the bets, or call. If the dealer qualifies to play on (based on specific rules), the play continues with the flop, turn and the river. If the player's best five-card poker hand beats the dealer's, the player wins his ante and the raise bets.



                                     (more)


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Says David Sklansky, noted expert and author of The Theory of Poker: "This is a casino-style Hold 'Em game that gives both expert poker players and novice casino players an equal shot at winning. The game delivers the feel of playing on the World Poker Tour, without any fear or the intimidation of raising into a player like me who just might come over the top, all-in, with a stone cold bluff. WPT ALL-IN HOLD `EM gives players of any level the challenge, drama and excitement of high stakes poker."

"Furthermore, this game gives players a real shot at winning. In fact, the rules of the game make it highly possible for any player to win, because, unlike the Tour, should you make a mistake, you still don't have much the worst of it. What you do have is dramatic decisions within every hand you play."

Players are not the only winners with WPT ALL-IN HOLD `EM. The table is marketed to casinos along with an attractive screen that runs an action-packed WPT promotional and instructional video on a continual loop that is designed to draw players to the table.

The exciting new WPT ALL-IN HOLD `EM table game is marketed by Lakes Entertainment, a respected name in the gaming world through its previous development and management of Indian casinos across the nation. Lakes Entertainment also owns approximately 80% of World Poker Tour, LLC, the media and entertainment company that films and produces the World Poker Tour television series.

Lakes Entertainment CEO Lyle Berman, a world class poker player who is in the Poker Hall of Fame, is convinced that the company has a winning hand with WPT ALL-IN HOLD `EM. "In the casino business, there is only one thing more important than providing your players a great experience. And that is the odds must favor the house, which this game does. And it will bring new revenue to the casinos. WPT ALL-IN HOLD `EM provides a new attraction for promotion and advertising--and it will bring to your tables people who want to have the fun, but may not have the skill to play high stakes Texas Hold `Em with a table of more experienced players. In the quest for new sources of income, this game provides unlimited potential. We know it'll be the next big hit for casino operators."

For information on being among the first casinos to secure the WPT ALL-IN HOLD `EM please contact Jack Malisow at Lakes Entertainment (925) 449 7024 or email: jmalisow@lakesentertainment.com. You can see more on WPT ALL-IN HOLD `EM at www.lakesentertainment.com.

About Lakes Entertainment, Inc.

Lakes Entertainment, Inc. currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. In addition, Lakes Entertainment owns approximately 80% of the World Poker Tour, the entertainment and media company that films and produces the World Poker Tour television series currently shown on Travel Channel. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".



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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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